CONVERTIBLE PROMISSORY NOTE

Effective Date: June 12, 2017 U.S. $4,210,000.00

FOR VALUE RECEIVED, AXIM BIOTECHNOLOGIES, INC., a Nevada corporation (**"Borrower"**), promises to pay to ATLAS SCIENCES, LLC, a Utah limited liability company, or its successors or assigns (**"Lender"**), $4,210,000.00 and any interest, fees, charges, and late fees on the date that is eighteen (18) months after the Purchase Price Date (the **"Maturity Date"**) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of eight percent (8%) per annum from the Purchase Price Date until the same is paid in full. This Convertible Promissory Note (this **"Note"**) is issued and made effective as of June 12, 2017 (the **"Effective Date"**). This Note is issued pursuant to that certain Securities Purchase Agreement dated June 12, 2017, as the same may be amended from time to time, by and between Borrower and Lender (the **"Purchase Agreement"**). All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an OID of $200,000.00. In addition, Borrower agrees to pay $10,000.00 to Lender to cover Lender's legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the **"Transaction Expense Amount"**), all of which amount is included in the initial principal balance of this Note. The purchase price for this Note shall be $4,000,000.00 (the **"Purchase Price"**), computed as follows: $4,210,000.00 original principal balance, less the OID, less the Transaction Expense Amount. The Purchase Price shall be payable by Lender by wire transfer of immediately available funds.

1. Payment; Prepayment.

1.1. Payment. Provided there is an Outstanding Balance, on each Redemption Date (as defined below), Borrower shall pay to Lender an amount equal to the Redemption Amount (as defined below) due on such Redemption Date in accordance with Section 3. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. Notwithstanding the foregoing, so long as Borrower has not received a Redemption Notice (as defined below) from Lender where the applicable Conversion Shares have not yet been delivered, then Borrower shall have the right, exercisable on not less than five (5) Trading Days prior written notice to Lender (the **"Optional Prepayment Date"**) to prepay all or any portion of the Outstanding Balance of this Note that is greater than or equal to $50,000.00, in accordance with this Section 1 (the amount of the Outstanding Balance to be prepaid, the **"Prepayment Amount"**). Any notice of prepayment hereunder (an **"Optional Prepayment Notice"**) shall be delivered to Lender by e-mail transmission, facsimile, or overnight or U.S. Mail at its last-known address (which, for the avoidance of doubt, shall be the address to be used for notices as set forth in the Purchase Agreement unless otherwise indicated by Lender in writing), and shall state: (i) that Borrower is exercising its right to prepay this Note, and (ii) the date of prepayment, which shall be the Optional Prepayment Date. On the Optional Prepayment Date, Borrower shall make payment of the Optional Prepayment Amount (as defined below) to or upon the order of Lender as may be specified by Lender in writing to Borrower; *provided*, that if the Optional Prepayment Amount is sent by check the postmark shall evidence the date of delivery so long as such check is mailed via overnight courier with a tracking number provided to

Lender at such time that the Optional Prepayment Amount is mailed. If Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to 125% (the "**Prepayment Premium**") multiplied by the Prepayment Amount (the "**Optional Prepayment Amount**").

2. Security. This Note is unsecured.

3. Lender Redemption Right.

3.1. Redemptions. Beginning on the date that is six (6) months from the date hereof (such date and each other date on which Lender delivers a Redemption Notice, a "**Redemption Date**"), Lender shall have the right, exercisable at any time, to redeem a portion of the Note in any amount (the "**Redemption Amount**") up to the Maximum Monthly Redemption Amount by providing Borrower with a notice substantially in the form attached hereto as Exhibit A (each, a "**Redemption Notice**"). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month, provided that the aggregate amount being redeemed in any calendar month does not exceed the Maximum Monthly Redemption Amount. Upon its receipt of a Redemption Notice, Borrower shall pay the applicable Redemption Amount to Lender in accordance with the provisions of this Section 3.1. Payments of each Redemption Amount may be made (x) in cash, or (y) by converting such Redemption Amount into shares of Common Stock (the "**Conversion Shares**") in accordance with this Section 3.1 (each, a "**Conversion**") per the following formula: the number of Conversion Shares equals the portion of the applicable Redemption Amount being converted divided by the Conversion Price, or (z) by any combination of the foregoing, so long as the cash is delivered to Lender on or before the second Trading Day immediately following the applicable Redemption Date and the Conversion Shares are delivered to Lender on or before the applicable Delivery Date (as defined below). Any portion of any Redemption Amount that Borrower elects to pay in cash shall be subject to a 25% premium (the "**Cash Premium**"). By way of example only, if Borrower elected to pay a $100,000.00 Redemption Amount in cash, Borrower would be obligated to deliver $125,000.00 (($100,000 x .25) + $100,000 = $125,000.00) in cash to Lender to satisfy such redemption, but, for the avoidance of doubt, in such event the Outstanding Balance would only be reduced by $100,000.00. Notwithstanding the foregoing, Borrower will not be entitled to elect a Conversion with respect to any portion of any applicable Redemption Amount and shall be required to pay the entire amount of such Redemption Amount in cash (including the Cash Premium) if on the applicable Redemption Date there is an Equity Conditions Failure, and such failure is not waived in writing by Lender. Notwithstanding that failure to repay this Note in full by the Maturity Date is an Event of Default, the Redemption Dates shall continue after the Maturity Date pursuant to this Section 3.1 until the Outstanding Balance is repaid in full, provided that the aggregate Redemption Amounts in any given calendar month following an Event of Default may exceed the Maximum Monthly Redemption Amount.

3.2. Allocation of Redemption Amounts. Following its receipt of a Redemption Notice, Borrower may either ratify Lender's proposed allocation in the applicable Redemption Notice or elect to change the allocation by written notice to Lender by email or fax within two (2) Trading Days of its receipt of such Redemption Notice, so long as the sum of the cash payments (less the Cash Premium) and the amount of Conversions equal the applicable Redemption Amount. If Borrower fails to notify Lender of its election to change the allocation prior to the deadline set forth in the previous sentence, it shall be deemed to have ratified and accepted the allocation set forth in the applicable Redemption Notice prepared by Lender. Borrower acknowledges and agrees that the amounts and calculations set forth thereon are subject to correction or adjustment because of error, mistake, or any adjustment resulting from an Event of Default or other adjustment permitted under the Transaction Documents (an "**Adjustment**"). Furthermore, no error or mistake in the preparation of such notices, or failure to apply any Adjustment that could have been applied prior to the preparation of a Redemption Notice may be deemed a waiver of

Lender's right to enforce the terms of any Note, even if such error, mistake, or failure to include an Adjustment arises from Lender's own calculation. Borrower shall deliver the Conversion Shares from any Conversion to Lender in accordance with Section 8 below on or before each applicable Delivery Date. If Borrower elects to pay a Redemption Amount in cash, such payment, plus the Cash Premium, must be delivered on or before the second Trading Day immediately following the Redemption Date.

3.3. Application of Prepayment Amount. Each Prepayment Amount paid by Borrower to Lender hereunder shall be credited against the next Maximum Monthly Redemption Amount. All Prepayment Amounts paid prior to the date that is six (6) months from the Purchase Price Date will be credited against the first Maximum Monthly Redemption Amount. If such Prepayment Amounts exceed the first Maximum Monthly Redemption Amount, then the remaining credit would be applied against the second Maximum Monthly Redemption Amount and so forth until the credit had been used in full. For illustration purposes, if Borrower delivered Prepayment Amounts of $200,000.00 and $250,000.00 prior the date that is six (6) months from the Purchase Price Date, then the first Maximum Monthly Redemption Amount would be deemed to be used in full ($450,000.00 - $350,000.00 = $100,000.00) and the remaining $100,000.00 would be used to reduce the second Maximum Monthly Redemption Amount to $250,000.00 ($350,000.00 - $100,000.00 = $250,000.00).

4. Defaults and Remedies.

4.1. Defaults. The following are events of default under this Note (each, an "**Event of Default**"): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) Borrower fails to deliver any Conversion Shares in accordance with the terms hereof; (c) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (d) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (e) Borrower makes a general assignment for the benefit of creditors; (f) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (g) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (h) Borrower defaults or otherwise fails to observe or perform any material covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document, other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement; (i) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (j) the occurrence of a Fundamental Transaction without Lender's prior written consent; (k) Borrower fails to maintain the Share Reserve as required under the Purchase Agreement, unless cured within ten (10) Trading Days of the date such Share Reserve failed to comply with the terms of the Purchase Agreement; (l) Borrower effectuates a reverse split of its Common Stock without twenty (20) Trading Days prior written notice to Lender; (m) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (n) Borrower fails to be DTC Eligible for a period of more than five (5) consecutive Trading Days; (o) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement, or (p) Borrower breaches any covenant or other term or condition contained in any Other Agreements between Borrower (or any affiliate of Borrower) and Lender (or any affiliate of Lender).

4.2. Remedies. At any time and from time to time after Lender becomes aware of the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default

Amount. Notwithstanding the foregoing, at any time following the occurrence of any Event of Default, Lender may, at its option, elect to increase the Outstanding Balance by applying the Default Effect (subject to the limitation set forth below) via written notice to Borrower without accelerating the Outstanding Balance, in which event the Outstanding Balance shall be increased as of the date of the occurrence of the applicable Event of Default pursuant to the Default Effect, but the Outstanding Balance shall not be immediately due and payable unless so declared by Lender (for the avoidance of doubt, if Lender elects to apply the Default Effect pursuant to this sentence, it shall reserve the right to declare the Outstanding Balance immediately due and payable at any time and no such election by Lender shall be deemed to be a waiver of its right to declare the Outstanding Balance immediately due and payable as set forth herein unless otherwise agreed to by Lender in writing). Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (c), (d), (e), (f) or (g) of Section 4.1, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of 22% per annum or the maximum rate permitted under applicable law (“**Default Interest**”). For the avoidance of doubt, Lender may continue delivering Redemption Notices at any time following an Event of Default until such time as the Outstanding Balance is paid in full. Borrower further acknowledges and agrees that Lender may continue submitting Redemption Notices following the entry of any judgment or arbitration award in favor of Lender until such time that the entire judgment amount or arbitration award is paid in full. Borrower agrees that any judgment or arbitration award will, by its terms, be made convertible into Common Stock. Any Conversions made following a judgment or arbitration award shall be made pursuant to the following formula: the amount of the judgment or arbitration award being converted divided by 80% of the lowest Closing Trade Price in the ten (10) Trading Days immediately preceding the date of Conversion. In such event, Borrower and Lender agree that it is their expectation that any such judgment amount or arbitration award that is converted will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144. Borrower and Lender agree and stipulate that any judgment or arbitration award entered against Borrower shall be reduced by $1,000.00 and such $1,000.00 shall become the new Outstanding Balance of this Note and this Note shall expressly survive such judgment or arbitration award. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited

action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Rights Upon Issuance of Securities.

7.1. Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7.1 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7.1 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

7.2. Other Events. In the event that Borrower (or any subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect Lender from dilution or if any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then Borrower's board of directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of Lender, provided that no such adjustment pursuant to this Section 7.2 will increase the Conversion Price as otherwise determined pursuant to this Section 7, provided further that if Lender does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then Borrower's board of directors and Lender shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by Borrower.

8. Method of Conversion Share Delivery. On or before the close of business on the third (3rd) Trading Day following the Redemption Date (the "**Delivery Date**"), Borrower shall, provided it is DWAC Eligible at such time, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Redemption Notice. If Borrower is not DWAC Eligible, it shall deliver to Lender or its broker (as designated in the applicable Redemption Notice), via reputable overnight courier, a certificate representing the number of shares of Common Stock equal to the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its designee. For the avoidance of doubt, Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless Lender or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its transfer agent refuses to deliver any Conversion Shares to Lender on grounds that such issuance is in violation of Rule 144 under the Securities Act of 1933, as amended ("**Rule 144**"), Borrower shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 8. In conjunction therewith, Borrower will also deliver to Lender a written opinion from its counsel or its transfer agent's counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144.

9. Conversion Delays. If Borrower fails to deliver Conversion Shares in accordance with the timeframes stated in Sections 8 Lender, at any time prior to selling all of those Conversion Shares, may rescind in whole or in part that particular Conversion attributable to the unsold Conversion Shares, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the fourth Trading Day (inclusive of the day of the Conversion), a late fee equal to the greater of (a) $500.00 and (b) 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the third Trading Day (inclusive of the day of the Conversion) until Conversion Share delivery is made; and such late fee will be added to the Outstanding Balance (such fees, the "**Conversion Delay Late Fees**"). For illustration purposes only, if Lender delivers a Redemption Notice to Borrower pursuant to which Borrower is required to deliver 100,000 Conversion Shares to Lender and on the Delivery Date such Conversion Shares have a Conversion Share Value of $20,000.00, then in such event a Conversion Delay Late Fee in the amount of $500.00 per day (the greater of $500.00 per day and $20,000.00 multiplied by 2%, which is $400.00) would be added to the Outstanding Balance of the Note until such Conversion Shares are delivered to Lender. For purposes of this example, if the Conversion Shares are delivered to Lender twenty (20) days after the applicable Delivery Date, the total Conversion Delay Late Fees that would be added to the Outstanding Balance would be $10,000.00 (20 days multiplied by $500.00 per day). If the Conversion Shares are delivered to Lender one hundred (100) days after the applicable Delivery Date, the total Conversion Delay Late Fees that would be added to the Outstanding Balance would be $40,000.00 (100 days multiplied by $500.00 per day, but capped at 200% of the Conversion Share Value).

10. [intentionally omitted].

11. Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, if at any time Lender shall or would be issued shares of Common Stock under any of the Transaction Documents, but such issuance would cause Lender (together with its affiliates) to beneficially own a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance) (the "**Maximum Percentage**"), then Borrower must not issue to Lender shares of Common Stock which would exceed the Maximum Percentage. For purposes of this section, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the 1934 Act. The shares of Common Stock issuable to Lender that would cause the Maximum Percentage to be exceeded are referred to herein as the "**Ownership Limitation Shares**". Borrower will reserve the Ownership Limitation Shares for the exclusive benefit of Lender. From time to time, Lender may notify Borrower in writing of the number of the Ownership Limitation Shares that may be issued to Lender without causing Lender to exceed the Maximum Percentage. Upon receipt of such notice, Borrower shall be unconditionally obligated to immediately issue such designated shares to Lender, with a corresponding reduction in the number of the Ownership Limitation Shares. Notwithstanding the forgoing, the term "4.99%" above shall be replaced with "9.99%" at such time as the Market Capitalization is less than $10,000,000.00. Notwithstanding any other provision contained herein, if the term "4.99%" is replaced with "9.99%" pursuant to the preceding sentence, such increase to "9.99%" shall remain at 9.99% until increased, decreased or waived by Lender as set forth below. By written notice to Borrower, Lender may increase, decrease or waive the Maximum Percentage as to itself but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.

12. Payment of Collection Costs. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or

enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, then Borrower shall pay the costs incurred by Lender for such collection, enforcement or action including, without limitation, attorneys' fees and disbursements. Borrower also agrees to pay for any costs, fees or charges of its transfer agent that are charged to Lender pursuant to any Conversion or issuance of shares pursuant to this Note.

13. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel. Lender also has the right to have any such opinion provided by Borrower's counsel.

14. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

15. Resolution of Disputes.

15.1. Arbitration of Disputes. By its acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

15.2. Calculation Disputes. Notwithstanding the Arbitration Provisions, in the case of a dispute as to any Calculation (as defined in the Purchase Agreement), such dispute will be resolved in the manner set forth in the Purchase Agreement.

16. Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

17. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

18. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower.

19. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Note and the documents and instruments entered into in connection herewith.

20. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled "Notices."

21. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the material terms or provisions of this Note, Lender's damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties' inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated

damages (under Lender's and Borrower's expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144).

22. Waiver of Jury Trial. EACH OF LENDER AND BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY'S RIGHT TO DEMAND TRIAL BY JURY.

23. Voluntary Agreement. Borrower has carefully read this Note and has asked any questions needed for Borrower to understand the terms, consequences and binding effect of this Note and fully understand them. Borrower has had the opportunity to seek the advice of an attorney of Borrower's choosing, or has waived the right to do so, and is executing this Note voluntarily and without any duress or undue influence by Lender or anyone else.

24. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

[*Remainder of page intentionally left blank; signature page follows*]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

AXIM BIOTECHNOLOGIES, INC.

By: ______________________
Name: ROBERT T. MALASEK
Title: CHIEF FINANCIAL OFFICER AND SECRETARY

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

ATLAS SCIENCES, LLC

By: ______________________
Alex Sullivan, Chief Executive Officer

ATTACHMENT 1
DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. **"Bloomberg"** means Bloomberg L.P. (or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by Lender and reasonably satisfactory to Borrower).

A2. **"Closing Trade Price"** means the last closing trade price for the Common Stock on its principal market, as reported by Bloomberg (or if Bloomberg becomes unavailable, OTC Markets Group, Inc.), or, if its principal market begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price of the Common Stock prior to 4:00:00 p.m., New York time, as reported by Bloomberg (or if Bloomberg becomes unavailable, OTC Markets Group, Inc.). If the Closing Trade Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Closing Trade Price of the Common Stock on such date shall be the fair market value as mutually determined by Lender and Borrower. If Lender and Borrower are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved in accordance with the procedures in Section 15.2. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

A3. **"Conversion Factor"** means 70%, subject to the following adjustments. If at any time after the Effective Date, the Conversion Shares are not DTC Eligible for a period of at least five (5) consecutive Trading Days, then the then-current Conversion Factor will automatically be reduced by 5% for all future Conversions. For the avoidance of doubt, in no event shall the Conversion Factor be reduced below 65%.

A4. **"Conversion Price"** means the Conversion Factor multiplied by the average of the three (3) lowest Closing Trade Prices during the twenty (20) Trading Days immediately preceding the applicable Conversion.

A5. **"Conversion Share Value"** means the product of the number of Conversion Shares deliverable pursuant to any Conversion multiplied by the Closing Trade Price of the Common Stock on the Delivery Date for such Conversion.

A6. **"Default Effect"** means multiplying the Outstanding Balance as of the date the applicable Event of Default occurred by (a) 15% for each occurrence of any Major Default, or (b) 5% for each occurrence of any Minor Default, and then adding the resulting product to the Outstanding Balance as of the date the applicable Event of Default occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Event of Default occurred; provided that (i) the Default Effect may only be applied three (3) times hereunder with respect to Major Defaults and three (3) times hereunder with respect to Minor Defaults; and provided further, and (ii) the Default Effect shall not apply to any Event of Default pursuant to Section 4.1(b) hereof.

A7. **"DTC"** means the Depository Trust Company or any successor thereto.

A8. **"DTC Eligible"** means, with respect to the Common Stock, that such Common Stock is eligible to be deposited in certificate form at the DTC, cleared and converted into electronic shares by the DTC and held in the name of the clearing firm servicing Lender's brokerage firm for the benefit of Lender.

A9. **"DTC/FAST Program"** means the DTC's Fast Automated Securities Transfer program.

A10. **"DWAC"** means the DTC's Deposit/Withdrawal at Custodian system.

A11. **"DWAC Eligible"** means that (a) Borrower's Common Stock is eligible at DTC for full services pursuant to DTC's operational arrangements, including without limitation transfer through DTC's DWAC system, (b) Borrower has been approved (without revocation) by DTC's underwriting department, (c) Borrower's transfer agent is approved as an agent in the DTC/FAST Program, (d) the Conversion Shares are otherwise eligible for delivery via DWAC; (e) Borrower has previously delivered all Conversion Shares to Lender via DWAC; and (f) Borrower's transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

A12. **"Equity Conditions Failure"** means that any of the following conditions has not been satisfied during any applicable Equity Conditions Measuring Period (as defined below): (a) with respect to the applicable

date of determination all of the Conversion Shares would be freely tradable under Rule 144 or without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of this Note); (b) on each day during the period beginning one month prior to the applicable date of determination and ending on and including the applicable date of determination (the "**Equity Conditions Measuring Period**"), the Common Stock is listed or designated for quotation (as applicable) on any of NYSE, NASDAQ, OTCQX, OTCQB, or OTC Pink Current Information (each, an "**Eligible Market**") and shall not have been suspended from trading on any such Eligible Market (other than suspensions of not more than two (2) Trading Days and occurring prior to the applicable date of determination due to business announcements by Borrower); (c) on each day during the Equity Conditions Measuring Period, Borrower shall have delivered all shares of Common Stock issuable upon conversion of this Note on a timely basis as set forth in Section 8 hereof and all other shares of capital stock required to be delivered by Borrower on a timely basis as set forth in the other Transaction Documents; (d) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 11 hereof (Lender acknowledges that Borrower shall be entitled to assume that this condition has been met for all purposes hereunder absent written notice from Lender); (e) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (f) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (g) Borrower shall have no knowledge of any fact that would reasonably be expected to cause any of the Conversion Shares to not be freely tradable without the need for registration under any applicable state securities laws (in each case, disregarding any limitation on conversion of this Note); (h) on each day during the Equity Conditions Measuring Period, Borrower otherwise shall have been in material compliance with each, and shall not have breached any, term, provision, covenant, representation or warranty of any Transaction Document; (i) without limiting clause (h) above, on each day during the Equity Conditions Measuring Period, there shall not have occurred an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default; (j) on each Redemption Date, the average and median daily dollar volume of the Common Stock on its principal market for the previous twenty (20) Trading Days shall be greater than $100,000.00; (k) the aggregate number of Conversion Shares issued by Borrower as payment of all aggregated Redemption Amounts under this Note shall not have exceeded 50 million shares; and (l) the Common Stock shall be DTC Eligible as of each applicable Redemption Date or other date of determination.

A13. "**Fundamental Transaction**" means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity pursuant to which more than fifty percent (50%) of the voting securities is transferred, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower's Common Stock, or (b) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

A14. "**Major Default**" means any Event of Default occurring under Sections 4.1(a), 4.1(k), or 4.1(o) of this Note.

A15. **"Mandatory Default Amount"** means the greater of (a) the Outstanding Balance divided by the Redemption Conversion Price on the date the Mandatory Default Amount is demanded, multiplied by the VWAP on the date the Mandatory Default Amount is demanded, or (b) the Outstanding Balance following the application of the Default Effect.

A16. **"Market Capitalization"** means a number equal to (a) the average VWAP of the Common Stock for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of outstanding shares of Common Stock as reported on Borrower's most recently filed Form 10-Q or Form 10-K.

A17. **"Maximum Monthly Redemption Amount"** means $350,000.00, which is the maximum aggregate Redemption Amount that may be redeemed in any calendar month.

A18. **"Minor Default"** means any Event of Default that is not a Major Default.

A19. **"OID"** means an original issue discount.

A20. **"Other Agreements"** means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement related to Borrower's ongoing business operations, the breach of which would have a material adverse effect on Borrower.

A21. **"Outstanding Balance"** means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus the OID, the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including attorneys' fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees (including transfer agent fees, if any) related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.

A22. **"Purchase Price Date"** means the date the Initial Cash Purchase Price is delivered by Lender to Borrower.

A23. **"Trading Day"** means any day on which the New York Stock Exchange is open for trading.

A24. **"VWAP"** means the volume weighted average price of the Common stock on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

EXHIBIT A

Atlas Sciences, LLC
303 East Wacker Drive, Suite 1040
Chicago, Illinois 60601

Axim Biotechnologies, Inc.
Attn: George E. Anastassov
18 East 50th Street, 5th Floor
New York, New York 10022

REDEMPTION NOTICE

The above-captioned Lender hereby gives notice to Axim Biotechnologies, Inc., a Nevada corporation (the "**Borrower**"), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on June 12, 2017 (the "**Note**"), that it hereby elects to make a Redemption as set forth below. In the event of a conflict between this Redemption Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Redemption Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

CONVERSION AND CERTIFICATIONS
AS OF THE REDEMPTION DATE

A. CONVERSION

A. Redemption Date: ___________, 201_
B. Redemption Amount: ___________
C. Portion of Redemption Amount to be Paid in Cash: ___________
D. Portion of Redemption Amount to be Converted into Common Stock: ___________ (B minus C)
E. Conversion Price: ___________
F. Conversion Shares: ___________ (D divided by E)
G. Remaining Outstanding Balance of Note: ___________ *

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Redemption Notice and such Transaction Documents.

B. EQUITY CONDITIONS CERTIFICATION (Section to be completed by Borrower)

1. Market Capitalization: ___________

(Check One)

2. ________ Borrower herby certifies that no Equity Conditions Failure exists as of the Redemption Date.

3. ________ Borrower hereby gives notice that an Equity Conditions Failure has occurred and requests a waiver from Lender with respect thereto. The Equity Conditions Failure is as follows:

____

____

____
____

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker: ____________________ Address: ____________________
DTC#: ____________________ ____________________
Account #: ____________________ ____________________
Account Name: ____________________

To the extent the Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Redemption Notice (by facsimile transmission or otherwise) to:

____
____
____

Sincerely,

Borrower:

Lender:

ATLAS SCIENCES, LLC

By: ________________________________
Alex Sullivan, Chief Executive Officer